UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2006
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
In connection with the previously announced private offering of up to $460,000,000 in convertible senior notes (the “Notes”) by King Pharmaceuticals, Inc. (the “Company”), the Company entered into the First Amendment, dated as of March 22, 2006 (the “Amendment”), to the Credit Agreement, dated as of April 23, 2002, among the Company, the financial institutions from time to time party thereto (the “Lenders”) and Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent (the “Credit Agreement”). Pursuant to the Amendment, the Required Lenders (as defined in the Credit Agreement) agreed to amend certain restrictions imposed by: (i) Section 6.04 of the Credit Agreement to the extent required to permit the Company’s domestic subsidiaries to guarantee the Notes, (ii) Section 6.14 of the Credit Agreement to the extent required to permit the Company to settle conversions of the Notes in cash or common stock of the Company, provided that the aggregate amount of cash so paid shall not exceed the aggregate principal amount of Notes so converted, and (iii) Section 6.14 of the Credit Agreement to the extent required to permit the Company to repurchase from time to time or redeem its 2 3/4% Convertible Debentures due November 15, 2021.
The Amendment is attached hereto as Exhibit 99.1, and the terms thereof are incorporated into this Item 1.01 of this Current Report on Form 8-K by reference.
Item 8.01. Other Events.
On March 24, 2006, the Company issued a press release announcing the pricing of $400 million of convertible senior notes due 2026 in a private offering. In addition, the Company has granted the initial purchasers of the notes an option to purchase up to an additional $60 million aggregate principal amount of notes to cover over-allotments.
The notes will pay interest semiannually at a rate of 1.25% per year and will be convertible upon the occurrence of specified events, at an initial conversion rate of 48.0031 shares of common stock per $1,000 principal amount of notes (representing a conversion price of approximately $20.83 per share). The notes will also pay contingent interest commencing on April 1, 2013, if the trading price of the notes reaches a specified level. Upon conversion, the Company will pay cash equal to the lesser of the principal amount and the conversion value of such notes, based upon a specified observation period, and, if the conversion value exceeds the principal amount, cash or shares of its common stock as the Company may elect as payment for the premium. The notes are guaranteed by the Company’s domestic subsidiaries.
The Company intends to use the net proceeds from the offering to repurchase from time to time or redeem its 2 3/4% Convertible Debentures due November 15, 2021 and for general corporate purposes.
The press release, dated March 24, 2006, is being filed herewith as Exhibit 99.2 and the information contained therein is incorporated into this Item 8.01 of this Current Report on Form 8-K by reference.
Item 9.01. Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit Number	Description
99.1	First Amendment, dated as of March 22, 2006, to the Credit Agreement, dated as of April 23, 2002, among the Company, the Lenders and Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent.

99.2	Press Release dated March 24, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

King Pharmaceuticals, Inc.

	By:	/s/ Brian A. Markison

Brian A. Markison
President and Chief Executive Officer
Date: March 28, 2006